EXHIBIT 4.13




 AMENDMENT NUMBER ONE TO FACILITY
AGREEMENT

     THIS FIRST AMENDMENT to Facility
Agreement ("First Amendment") dated as of November 1, 1994, among EuroPentair GmbH,
PENTAIR, INC., MORGAN GUARANTY TRUST
COMPANY OF NEW YORK and BANK OF
AMERICA ILLINOIS (formerly known as
Continental Bank N.A.), for themselves and as agents, NBD BANK, N.A. and DRESDNER BANK
AG.

     WHEREAS, the parties entered into a DM115
Million Facility Agreement dated as of
February 11, 1994 (the "Facility Agreement"); and

     WHEREAS, the parties desire to amend the Facility Agreement as set forth below;

     NOW, THEREFORE, The parties hereto agree as follows:

1.   Definitions.  The definition of "Sale of
Receivables" set forth in Article I, Section 1.01 is hereby amended in its entirety to read as follows:

     "Sale of Receivables" means a sale by the Guarantor or a Consolidated Subsidiary, with or without recourse or discount, of an interest in trade receivables (including certain rights related thereto and the proceeds thereof) of the Guarantor or
     Consolidated Subsidiary pursuant to a
receivables purchase program or a loan
     secured by such receivables, provided that the outstanding principal amount secured by such receivables or the outstanding
investment in such receivables, as the case
     may be, shall not exceed $75,000,000 in the aggregate at any one time.

2.   Margin.  The fifth paragraph of Article II,
Section 2.06 is hereby amended in its entirety to read as follows:

     The "Margin" means:

     Leverage Ratio:                       Margin  :

     0.8:1 or less                      .250 of 1%

     equal to or less than 1.2:1
     but more than 0.8:1                .300 of 1%

     more than 1.2:1                    .450 of 1%

3. Facility Fees. Article II, Section 2.07(a) is hereby amended in its entirety to read as follows:

     During the Revolving Credit Period, the
Borrower shall pay to the Agent for the
     account of each Bank in ratable shares a facility fee at the rate of .150 of 1% per annum on the Total Commitment. Such facility fees shall accrue from and including the date of this Agreement to but excluding the last day of the Revolving Credit
     Period and shall be payable quarterly in arrears on the last day of each calendar quarter during the Revolving Credit Period.

4. Effectiveness. The amendments set forth herein shall be effective with respect to all loans made under the Facility Agreement on or after November 1, 1994.

5. No Other Amendment. Except as specifically amended in this First Amendment, but all of the terms and provisions of the Facility
Agreement shall remain in full force and effect.

6. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto
have caused this First Amendment to be duly executed by their respective authorized officers as of the date first above written.

                              EUROPENTAIR GmbH


By________________________________

Title:________________________
                              Waters Edge Plaza
                              1500 County Road B2 West
                              St. Paul, Minnesota 55113
                              Attention:  Chief Financial
Officer
                              Telephone:  (612) 636-7920
                              Telecopy:  (612) 639-5209

                              PENTAIR, Inc.


By________________________________

Title:________________________
                              Waters Edge Plaza
                              1500 County Road B2 West
                              St. Paul, Minnesota 55113
                              Attention:  Chief Financial
Officer
                              Telephone:  (612) 636-7920
                              Telecopy:  (612) 639-5209



MORGAN GUARANTY TRUST COMPANY
                                  OF NEW YORK, for itself
and as Agent



By_________________________________

Title:_________________________
                              60 Victoria Embankment
                              London EC4Y OJP
                              Attn:  Credit Operations
                              Telex Number:  896631 MGT
                              Telecopy:  (071) 325-8114
                              Telephone:  (071) 325-1484

                              with a copy to:

                              60 Wall Street
                              New York, New York  10260
                              Attn:  John M. Mikolay
                              Telex number:  177615 MGT
UT
                              Telecopy:  (212) 837-5022
                              Telephone:  (212) 648-6988


 BANK OF AMERICA ILLINOIS,
          (formerly known as Continental Bank N.A.),
                                for itself and as Agent



By_________________________________

Title:_________________________
                              231 South LaSalle Street
                              Chicago, Illinois  60697
                              Attn:  Barry Watters
                              Telephone:  (312) 828-6307
                              Telecopy:  (312) 987-1276

Person to whom Loan correspondence should be
                                addressed:

                              Beverly Boone
                              231 South LaSalle Street
                              Chicago, Illinois  60697
                              Telephone:  (312) 828-1295
                              Telecopy:  (312) 765-2080


NBD BANK, N.A.



By_________________________________

Title:_________________________
                              611 Woodward Avenue
                              Detroit, Michigan  48226
                              Attn:  Patrick P. Skiles
                              Telephone:  (313) 225-1798
                              Telecopy:  (313) 225-1671


DRESDNER BANK AG CHICAGO
         AND GRAND CAYMAN BRANCHES



By_________________________________

Title:_________________________



By_________________________________

Title:_________________________
                              190 South LaSalle Street
                              Chicago, Illinois  60603
                              Attn:  William J. Murray
                              Telephone:  (312) 444-1318
                              Telecopy:  (312) 444-1305

                              Operations Contact:

                              Ms. Feixiao Dai
                              Dresdner Bank AG
                              75 Wall Street
                              New York, New York  10005
                              Telephone:  (212) 574-0269
                              Telecopy:  (212) 574-0130